Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-195587, 33-62155, 333-26961, 333-26963, 333-86983, 333-86985, 333-75524, 333-97121, 333-104701, 333-115044, 333-127161, 333-136241, 333-142575, 333-154965, 333-174375, 333-178497, and 333-178775) and the Registration Statements on Form S-3 (Nos. 333-182983 and 333-190280) of our report dated February 6, 2014, except for the effects of discontinued operations described in Note 15 to the consolidated financial statements, as to which the date is September 2, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

PricewaterhouseCoopers LLP
Atlanta, Georgia
September 2, 2014